EX 14 (a)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Investment Trust of our report dated December 16, 2024, relating to the financial statements and financial highlights, which appear in John Hancock Seaport Long/Short Fund (one of the funds constituting John Hancock Investment Trust) Annual Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Experts”, “Exhibit A Form of Agreement and Plan of Reorganization” and “Exhibit B Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 21, 2025